EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President & CEO
(914) 771-3230 (Earnings)

Wendy Croker
First VP, Shareholder Relations
(914) 771-3214 (Dividend)
HUDSON VALLEY HOLDING CORP.
REPORTS STRONG EARNINGS FOR 2008 AND
ANNOUNCES A CASH DIVIDEND
YONKERS, NY, February 3, 2009 ... James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., announced 2008 earnings of $ 30.9 million compared to $34.5 million for the year 2007. Diluted earnings per share for 2008 were $2.74, compared to $3.08 for the year 2007. At December 31, 2008, assets totaled $2.5 billion, net loans totaled $1.7 billion, deposits totaled $1.8 billion and shareholders equity totaled $207.6 million.
“We are very pleased with our financial results for 2008,” Mr. Landy said. “While earnings were down from 2007, we continued to make loans to our customers within the communities we serve. Net loans grew by $387 million, or 30.1%, during 2008,” he explained. “We continued our branch expansion plan and expect to expand further during 2009,” Landy added. “We remain well capitalized and will continue to serve the needs of our customers with superior service, innovative products and prudent lending standards, all of which have served us well in the past.”
Landy stated, “The year 2008 has brought serious challenges to the banking industry. Many banks needed to receive money from the Federal Government under the terms of a bail out program. We elected to decline receiving such assistance, which we did not need nor believe was in our shareholders’ best interests. Some banks were even forced to close their doors. The economy has entered into a recession that seems to deepen each month. Real estate values have been in a free-fall and unemployment has risen dramatically. As a result, like many, we have been impacted by these forces,” Landy said.
“Our drop in earnings in 2008, compared to 2007 largely resulted from the effects of these negative forces on our economy and industry during 2008. We recognized approximately $1.5 million in losses or write downs on certain investment securities and added $11 million to our allowance for loan losses, up from $1.5 million during 2007.

This addition to our allowance recognizes the increase in loan charge-offs during 2008, as well as current economic conditions. All indications are 2009 will be a very difficult year for our economy,” he added.
“With a strong capital base, strong earnings and a commitment to safety and soundness, we remain focused on our business model and the Hudson Valley tradition of community banking. We are here to meet the needs of businesses and individuals within the communities we serve. In addition to the seven branches opened during 2008, we have received approval to open two new branches; one in Milford, CT and one in Eastchester, NY, and are considering additional locations in 2009,” Landy stated.
Additionally, William E. Griffin, Chairman of the Board, announced the Board of Directors had declared a cash dividend of $0.47 per share payable to all shareholders of record as of the close of business on February 13, 2009. Griffin said, “While the dividend per share dropped by $0.04 from the prior dividend, shareholders in essence are receiving a slightly higher dividend payment as a result of the 10% stock dividend issued to shareholders in December, 2008.” The dividend will be distributed to shareholders on or about February 20, 2009.
Mr. Griffin noted, “We remain confident in our business plan and in our future. We have successfully faced difficult challenges in the past. We will continue to provide superior service to our customers, superior returns to our shareholders and career opportunities to our employees.”
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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.5 billion in assets, serving the metropolitan area with 30 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.